Exhibit 4.2


                               State of Delaware

                 [Image material is contained here consisting
                     of the seal of the State of Delaware]

                       Office of Secretary of State
                           ____________________

         I, MICHAEL HARKINS, SECRETARY OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF THE LIMITED, INC. FILED IN THIS OFFICE ON THE FIRST DAY OF JUNE, A.D. 1987, AT 10 O'CLOCK A.M.


                           --------------------



[SEAL OF DELAWARE
DEPARTMENT OF STATE]             /s/ Michael Harkins
727152027                        -----------------------------------
                                 Michael Harkins, Secretary of State

                                 AUTHENTICATION:         1257804

                                 DATE:                   06/02/1987


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION



         The Limited, Inc., a corporation organized and existing under and by the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:


         FIRST: That at a meeting of the Board of Directors of said corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of stockholders for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

               RESOLVED, that a new Section 5 be added to Article Sixth of the Certificate of Incorporation and approved to read in its entirety as follows:

               Section 5. Elimination of Certain Personal Liability of Directors. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability
         (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the lability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The foregoing limitation on liability shall not apply to acts or omissions occurring prior to the effective date of this Section.

               RESOLVED, that Article Thirteenth of the Certificate of Incorporation be added and approved to read in its entirety as follows:

               THIRTEENTH.

               Section 1. Vote Required for Certain Business Combinations. The affirmative vote of the holders of not less than 75 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than an "Interested Person" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the 75 percent voting requirement shall not be applicable if:

               (a) the "Continuing Directors" (as hereinafter defined) of the Corporation by at least a two-thirds vote (i) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Interested Person to become an Interested Person, or
         (ii) have expressly approved such Business Combination either in advance of or subsequent to such Interested Person's having become an Interested Person; or

               (b) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or "Other Consideration to be Received" (as hereinafter defined) per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Fair Price" (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the Corporation's Voting Stock.

               Section 2. Definitions. Certain words and terms as used in this Article THIRTEENTH shall have the meanings given to them by the definitions and descriptions in this Section.

               2.1. Business Combination. The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Interested Person, (c) any merger or consolidation of an Interested Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation, (e) the issuance or transfer by the Corporation or any subsidiary of any securities of the Corporation or a subsidiary of the Corporation to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the voting power of any Interested Person with respect to Voting
         Stock of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

               2.2. Interested Person. The term "Interested Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article THIRTEENTH by the stockholders of the Corporation), "Beneficially Owns" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article THIRTEENTH by the stockholders of the Corporation) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to an Interested Person under the foregoing definition of Interested Person, if the price paid by such Interested Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Interested Person became the Beneficial Owner thereof.

               2.3. Voting Stock. The term "Voting Stock" shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

               2.4. Continuing Director. The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or a Director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

               2.5. Fair Price. The term "Fair Price" shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the Corporation.
         In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the capital stock of the Corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

               2.6. Substantial Part. The term "Substantial Part" shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

               2.7. Other Consideration to be Received. The term "Other Consideration to be Received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

               Section 3. Determinations by the Continuing Directors. In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.

               RESOLVED, that Article Fourteenth of the Certificate of Incorporation be added and approved to read in its entirety as follows:

               FOURTEENTH. The provisions set forth in Article THIRTEENTH and in this Article FOURTEENTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock (as defined in Article THIRTEENTH) of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is an Interested Person (as defined in Article THIRTEENTH), such action must also be approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock held by the stockholders other than the Interested Person.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

         THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, The Limited, Inc. has caused this certificate to be signed by Leslie H. Wexner, its Chairman of the Board, and attested by Robert H. Morosky, its Assistant Secretary, this 19th day of May, 1987.


                                 THE LIMITED, INC.



                                 By /s/ Leslie Wexner______________
                                    Leslie H. Wexner, Chairman of
                       the Board



ATTEST:


/s/ Robert H. Morosky
Robert H. Morosky
Assistant Secretary


                               State of Delaware

                 [Image material is contained here consisting
                     of the seal of the state of Delaware]

                         Office of Secretary of State
                             ____________________

         I, MICHAEL HARKINS, SECRETARY OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF THE LIMITED, INC. FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MAY, A.D. 1986, AT 10 O'CLOCK A.M.


                             | | | | | | | | | | |



[SEAL OF THE DELAWARE
DEPARTMENT OF STATE]             /s/ Michael Harkins________________
726147058                        Michael Harkins, Secretary of State

                                 AUTHENTICATION:         10832776

                                 DATE:                   05/28/1986


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION


         The Limited, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY that the following amendment to Section 1 of Article FOURTH of its certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the GCL and amends such Section 1 in its entirety to read as follows:

               "Section 1. Capital Stock. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is Five Hundred Ten Million (510,000,000); the total number of shares of Preferred Stock shall be Ten Million (10,000,000) and each such share shall have a par value of One Dollar ($1.00); and the total number of shares of Common Stock shall be Five Hundred Million (500,000,000) and each such share shall have a par value of Fifty Cents ($.50)."

         IN WITNESS WHEREOF, The Limited, Inc. has caused this certificate to be signed by Leslie H. Wexner, its Chairman of the Board, and attested by Robert H. Morosky, its Assistant Secretary, this 19th day of May, 1986.


                                 THE LIMITED, INC.



                                 By /s/ Leslie H. Wexner____________
                                   Leslie H. Wexner, Chairman of the
                                   Board


ATTEST:


/s/ Robert H. Morosky
Robert H. Morosky
Assistant Secretary


                 [Image material is contained here consisting
                     of the seal of the State of Delaware]

                                    State
                                      of
                                   Delaware

                         Office of SECRETARY OF STATE
                             ____________________

I, Glenn C. Kenton, Secretary of State of the State of Delaware, do hereby certify that THE LIMITED, INC. is duly incorporated under the laws of the State of Delaware and is in good standing and has a legal corporate existence so far as the records of this office show, as of the date below shown.





[SEAL OF THE DELAWARE
DEPARTMENT OF STATE]             /s/ Glenn C. Kenton________________
                                 Glenn C. Kenton, Secretary of State

                                 BY: /s/ M. Toon____________________

                                 DATE: March 16, 1982_______________


                         CERTIFICATE OF INCORPORATION

                               THE LIMITED, INC.


         FIRST.  The name of the corporation is:

                               THE LIMITED, INC.

         SECOND. The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH.

         Section 1. Capital Stock. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is Fifty-five Million (55,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and each such share shall have a par value of One Dollar ($1.00); and the total number of shares of Common Stock shall be Fifty Million (50,000,000) and each such share shall have a par value of Fifty Cents ($.50).

         Section 2.  Preferred Stock.

         2.1. Series and Limits of Variations between Series. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article applicable to all series of Preferred Stock), including, but not limited to, the following:

               2.1.1 the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

               2.1.2 the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

               2.1.3 whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

               2.1.4 whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

               2.1.5 whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               2.1.6 whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

               2.1.7 the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               2.1.8 any other relative rights, preferences and limitations of such series.

         Section 3.  Common Stock.

         3.1. Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

         3.2. Voting Rights. At every meeting of the stockholders every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the name of such stockholder on the books of the Corporation, on each matter on which the Common Stock is entitled to vote.

         3.3. Dividends. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

         3.4. Rights in Event of Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, either voluntarily or involuntarily, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining a~sets of the Corporation to the exclusion of the Preferred Stock (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock). Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.4.

         Section 4. No Preemptive Rights. No holder of shares of this Corporation of any class shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

         FIFTH.

         Section 1. Amendment of Bylaws by Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

         Section 2. Amendment of Bylaws by the Stockholders. The bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon. Any amendment to the Certificate of Incorporation which shall contravene any bylaw in existence on the record date of the stockholders meeting at which such amendment is to be voted upon by the stockholders shall require the vote of the holders of not less than 75 percent of the outstanding shares entitled to vote thereon.

         SIXTH.

         Section 1. Classified Board. Effective immediately upon the issuance of more than 1,000 shares of Common Stock of the Corporation, the Board of Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred stock voting separately as a class or classes) shall be divided into three classes, Class A, Class B, and Class C. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class A and if the fraction is two-thirds, one of the extra directors shall be a member of Class A and the other shall be a member of Class B. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class A shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1982, the directors first elected to Class B shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1982, and the directors first elected to Class C shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1982. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this Article immediately prior to such change, the following rules shall govern:

         (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal;

         (b) at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes.then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

         (c) at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes under said formula;

         (d) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

         (e) in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this Article, as it applies to the number of directors authorized immediately following such increase; and

         (f) designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (c), (d) and (e) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

         Section 2. Election by Holders of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

         Section 3. Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

         Section 4. Initial Directors. The directors of the Corporation shall initially be Leslie H. Wexner, One Limited Parkway, P.O. Box 16528, Columbus, Ohio 43216, who shall initially be a Class A director and Robert H. Morosky, One Limited Parkway, P.O. Box 16528, Columbus, Ohio 43216, who shall initially be a Class B director.

         SEVENTH. After the issuance of more than 1,000 shares of Common Stock of the Corporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders.

         EIGHTH. The affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon shall be required for the approval of any proposal that (1) the Corporation merge or consolidate with any other corporation or any affiliate of such other corporation if such other corporation and its affiliates singly or in the aggregate are directly or indirectly the beneficial owners of more than five percent of the outstanding shares of any class of stock of the Corporation entitled to vote in the election of directors (such other corporation and any affiliate thereof being herein referred to as a "Related Corporation"), or (2) the Corporation sell, lease or exchange all or substantially all of its assets or business to or with such Related Corporation, or (3) the Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any such Related Corporation or securities issued by any such Related Corporation or in a merger of any affiliate of the Corporation with or into any such Related Corporation, or (4) the Corporation dissolve, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange; provided, however, that the foregoing clauses (1), (2), (3) and (4) shall not apply (i) to any such merger, consolidation, sale, lease, or exchange, or issuance or delivery of assets or other securities which was approved by resolution of the Board of Directors of the Corporation prior to the acquisition of the beneficial ownership of more than five percent of the outstanding Common Stock by the Related Corporation,
(ii) to any such transaction solely between the Corporation and another corporation 50 percent or more of the voting power of which is owned by the Corporation provided that the Certificate of Incorporation of the surviving corporation contains provisions substantially similar to those provided in Articles FIFTH, SIXTH, Section 1, SEVENTH, EIGHTH, NINTH, TENTH, and ELEVENTH,
(iii) to any transaction between this Corporation and either (a) any stockholder who owned in excess of 10 percent of the Common Stock of the Corporation immediately after the merger of Limited Interim Ohio, Inc., an Ohio corporation, into The Limited Stores, Inc. an Ohio corporation or (b) any affiliate from time to time organized, established, or incorporated of a stockholder referred to in (iii) (a) above. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, association, trust, business entity, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding Common Stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales, leases, or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article, shall be such as may be required by applicable law.

         NINTH. The Board of Directors of the Corporation, when evaluating any offer of another party to (1) make a tender or exchange offer for any equity security of the Corporation, (2) merge or consolidate the Corporation with another corporation, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

         TENTH. Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of the holders of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders' meeting; provided further, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

         ELEVENTH.

         Section 1. Amendment of Certain Articles. The provisions set forth in this Article ELEVENTH and in Article FIFTH (dealing with the amendment of bylaws), SIXTH, Section 1 (dealing with the classified Board), SEVENTH (dealing with the prohibition against stockholder action without meetings), EIGHTH (dealing with the 75 percent vote of stockholders required for certain reorganizations), NINTH (dealing with certain matters to be considered by the Board in evaluating certain offers), and TENTH (dealing with the removal of any director) may not be amended, altered, changed, or repealed in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of the Corporation entitled to vote thereon.

         Section 2.  Amendments Generally.  Subject to the provisions of
Section 1 of this Article ELEVENTH, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         TWELFTH. The name and mailing address of the incorporator of the Corporation are:

                     Name                          Address

               Robert H. Morosky             One Limited Parkway
                                             P. O. Box 16528
                                             Columbus, Ohio  43216



         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the Delaware General Corporation Law, does make and file this Certificate hereby declaring and certifying that the facts herein,stated are true, and accordingly has hereunto set his hand this 8th day of March, 1982.


                                       /s/ Robert H. Morosky
                                       Robert H. Morosky



STATE OF OHIO
COUNTY OF FRANKLIN, SS:

         Be it remembered that on this 8th day of March, 1982, personally came before me, the subscriber, a Notary Public for the State and County aforesaid, Robert H. Morosky, known to me personally to be such person, and acknowledged the said Certificate of Incorporation to be his act and deed and that the facts therein stated are truly set forth.

         Given under my hand and seal of office the day and year aforesaid.


                                       /s/ James S. Graham
                                       Notary Public


                 [Image material is contained here consisting
                     of the seal of the State of Delaware]

                                    State
                                      of
                                   Delaware

                         Office of SECRETARY OF STATE


         I, Michael Harkins, Secretary of State of the State of Delaware, do hereby certify that above and foregoing is a true and correct copy of Certificate of Change of Location of Registered Office of the companies represented by "The Corporation Trust Company", as it applies to "THE LIMITED, INC." as received and filed in this office the twenty-seventh day of July, A.D. 1984, at 4:30 o'clock P.M.


                     In Testimony Whereof, I have hereunto set my hand and official seal at Dover this twenty-ninth day of May in the year of our Lord one thousand nine hundred and eighty-five.





                           /s/ Michael Harkins________________
                           Michael Harkins, Secretary of State



                      CERTIFICATE OF CHANGE OF ADDRESS OF

                   REGISTERED OFFICE AND OF REGISTERED AGENT

            PURSUANT TO SECTION 134 OF TITLE 8 OF THE DELAWARE CODE


To:      DEPARTMENT OF STATE
         Division of Corporations
         Townsend Building
         Federal Street
         Dover, Delaware  19903

         Pursuant to the provisions of Section 134 of Title 8 of the Delaware Code, the undersigned Agent for service of process, in order to change the address of the registered office of the corporations for which it is registered agent, hereby certifies that:

         1.    The name of the agent is:           The Corporation
                                       Trust Company

         2.    The address of the old registered office was:

                                 100 West Tenth Street
                                 Wilmington, Delaware  19801

         3.    The address to which the registered office is to be changed is:

                                 Corporation Trust Center
                                 1209 Orange Street
                                 Wilmington, Delaware  19801

               The new address will be effective on July 30, 1984.

         4. The names of the corporations represented by said agent are set forth on the list annexed to this certificate and made a part hereof by reference.



                     IN WITNESS WHEREOF, said agent has caused this
               certificate to be signed on its behalf by its Vice-President and Assistant Secretary this 25th day of July, 1984.


                                       THE CORPORATION TRUST COMPANY
                                         (Name of Registered Agent)


                                       By /s/ Virginia Colwell______
                                             (Vice-President)


ATTEST:


/s/ Mary G. Murray________
         (Assistant Secretary)



PAGE 918



                 STATE OF DELAWARE - DIVISION OF CORPORATIONS
                         CHANGE OF ADDRESS FILING FOR
                     CORPORATION TRUST AS OF JULY 27, 1984
                                   DOMESTIC




0933796 THE LIMITED, INC.                                      03/16/1982 D DE